Exhibit 99.1

VIRGIN AMERICA REPORTS OCTOBER 2016 OPERATIONAL RESULTS

San Francisco - November 9, 2016 - Virgin America Inc. (NASDAQ: VA) today reported its preliminary operational results for October 2016. The airline’s traffic (measured in revenue passenger miles) increased 13.6 percent on capacity (measured in available seat miles) that was 10.8 percent higher from the same month in 2015.

Load factor was 84.4 percent, an increase of 2.1 points from October 2015. The number of onboard passengers increased 9.2 percent from the same month last year.

	October				October Year to Date
	2016	2015	Change		2016	2015	Change
Revenue Passenger Miles (000)	1,029,905	906,628	13.6%		10,130,559	8,621,448	17.5%
Available Seat Miles (000)	1,220,486	1,101,399	10.8%		12,040,918	10,434,732	15.4%
Passenger Load Factor	84.4%	82.3%	2.1	pts	84.1%	82.6%	1.5	pts
Onboard Passengers (000)	685	628	9.2%		6,713	5,804	15.7%

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Media Contact:
Dave Arnold: dave.arnold@virginamerica.com or 917.968.3622

Investor Contact:
Stephen Shulstein: stephen.shulstein@virginamerica.com or 650.645.5694

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named the "Best U.S. Airline" in Condé Nast Traveler's Readers' Choice Awards and "Best Domestic Airline" in Travel + Leisure's World's Best Awards for the past nine consecutive years. For more: www.virginamerica.com